EXHIBIT 10.C.

                    FEE AGREEMENT WITH JOHN A. FURUTANI, ESQ.



         This FEE AGREEMENT FOR LEGAL SERVICES (the "Agreement") is between The Hartcourt Companies Inc., ("Client" or the "Company") whose address is 4695 MacArthur Court, Suite 530, Newport Beach, California 92660 and John A. Furutani ("Attorney") whose address is 2500 E. Colorado Boulevard, Suite 301, Pasadena, California 91107.

         Attorney has agreed to provide legal services to Client with respect to any and all legal matters or special projects referred to Attorney by Client from time to time. This agreement is made in advance as to the conditions and guidelines that will govern the relationship between the parties.

         To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services which Attorney will provide shall be in accordance with the following terms and conditions:

1.       Professional Fees

         Fees will be based upon the reasonable value of Attorney's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the Utah Rules of Professional Conduct. Fees will be based on the rates charged by Attorney.

         Attorney's rate is Two Hundred Dollars ($200) per hour. It is anticipated that Client and Attorney will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

         Client understands Attorney's billing rate may be reasonably adjusted from time to time, but not more frequently than annually. Notice of any such adjustments will be given within a reasonable time. Client further understands that during the course of Attorney's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

2.       Costs and Expenses

         Client understands that in the course of representation, it may be necessary for Attorney to incur certain costs or expenses. Client will reimburse Attorney for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Attorney in accordance with the following guidelines:

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         A.       Computer-Related  Expenses. Client will reimburse Attorney for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Attorney to utilize computer services which will enable Attorney to more efficiently manage the projects.

         B. Travel. Client will reimburse Attorney for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

         C. Filing Fees & Court Costs. Client will reimburse Attorney for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Attorney.

3.       Billing

         All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Attorney will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Attorney's invoices as described below.

4.       Payment

         Client agrees to satisfy Attorneys' fees by way of the issuance by Client shares of Client's common stock (the "Fee Shares"), the Fee Shares shall be issued and deposited in Attorney's name with a national securities broker. The Fee Shares shall be liquidated from time to time at Attorney's direction as market conditions allow. At least once a month, Attorney will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, Attorney shall be allowed without further consent or approval by Client, to transfer funds from the securities account to Attorney's general operating account(s) to satisfy such statement. Attorney, has not been engaged to perform, nor will Attorney agree to perform any services in connection with a capital raising transaction in exchange for shares. It is mutually understood and agreed that any fees for services that are in connection with a capital raising transaction shall be paid in cash.

         In the course of Attorney's representation of Client, if all the Fee Shares are liquidated, additional shares of Client's common stock sufficient to cover expected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Attorney's representation of Client, and the payment of all final fees and costs, any unused Fee Shares shall forthwith be returned to Client.

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5.       Registration of Client Shares

         No later than ten (10) days following the date hereof as to the Fee Shares and the Option, Client will cause such shares to be registered with the Securities and Exchange Commission under a Form S-8 or other applicable registration statement, and it shall cause such registration statement to remain effective at all time while Attorney holds such shares. At Attorney's election, such shares may be issued prior to registration in reliance on exemptions from registration provided by
         Section 4(2) of the Securities Act of 1933 (the "33 Act"), Regulation D of the '33 Act, and applicable state securities laws.

6.       Involvement of Client

         Client expects to be kept closely involved with the progress of Attorney's services in this matter. Attorney will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Attorney's services will be forwarded to Client.

         There may be times when Attorney will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

8.       Termination

         Client shall have the right to terminate Attorney's engagement by written notice at any time. Attorney has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Attorney will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

                                        "Client"
                                        The Hartcourt Companies Inc.

Dated: July 30, 1999                    By:  /s/       Dr. Alan V. Phan
                                             ----------------------------------
                                             Name:     Dr. Alan V. Phane:
                                             Title:    President

                                        "Attorney"

Dated:  July 30, 1999                   By:  /s/       John A. Furutani
                                             ----------------------------------
                                                       John A. Furutani